                       MERRILL LYNCH TECHNOLOGY FUND, INC.

Portfolio Information As of 9/30/98

Ten Largest Holdings                              Percent of
Represented in the Portfolio                      Net Assets
Creative Technology Ltd.......................       11.1%
Seagate Technology, Inc.......................        5.2
COMPAQ Computer Corporation...................        5.1
Cisco Systems, Inc............................        4.9
Microsoft Corporation.........................        4.8
Texas Instruments Incorporated................        4.7
Linear Technology Corporation.................        4.6
Lucent Technologies Inc.......................        4.6
Intel Corporation.............................        4.2
Altera Corporation............................        4.2

Ten Largest Industries                            Percent of
Represented in the Portfolio                      Net Assets
Semiconductors................................       35.5%
Computer Peripherals..........................       16.3
Software......................................       12.3
Telecommunication Equipment...................        8.3
Personal Computers............................        7.5
Data Communications...........................        6.0
Contract Manufacturers........................        5.5
Electronic Design Automation..................        2.2
Technology Services...........................        1.8
Components....................................        1.3

                         MERRILL LYNCH TECHNOLOGY FUND, INC., SEPTEMBER 30, 1998

DEAR SHAREHOLDER

Merrill Lynch Technology Fund, Inc. and technology stocks in general, as measured by the unmanaged Merrill Lynch 100 Technology Index (MLO), an index of the world's 100 largest technology companies, peaked on July 20, 1998. Throughout the remainder of the quarter ended September 30, 1998, the world's equity markets and technology stocks declined. During the quarter ended September 30, 1998, the Fund's total returns for Class A, Class B, Class C and Class D Shares were -11.78%, -11.90%, -11.73% and -11.62%, respectively, while the MLO declined 11.04%. The Fund slightly lagged the average technology fund over the September quarter as measured by the Lipper Science and Technology Funds Average, whose total return was -10.88%. Fortunately, technology stocks have recovered somewhat since the end of September after reaching a new low on October 8, 1998, which was below the low mark set on August 31, 1998.

Over the past few years, large-capitalization stocks have outperformed smaller-capitalization issues. In fact, the media have extensively reported that investors could not go wrong by owning large-capitalization companies such as Microsoft Corporation, Intel Corporation, International Business Machines Corporation, Cisco Systems, Inc., Lucent Technologies Inc. and Dell Computer Corporation (the top six companies in the MLO). However, during the period ended September 30, 1998, these stocks underperformed the broader averages, as investors took profits in these higher-valued stocks.

PORTFOLIO MATTERS

During the quarter ended September 30, 1998, the Fund was essentially fully invested in equities that we believed were reasonably priced current or future technology leaders. Our strategy is to focus on leadership companies as defined by top market shares and superior technology or business processes.

We believe that the strong get stronger, especially in the technology industry. Once a company gains substantial market share, it achieves critical economies of scale. Economies of scale allow these market leaders to fund powerhouse research and development efforts and to lock up the best modes of distribution. Many of these industry leaders also offer "one-stop shopping" (that is, the critical broad product line of hardware, software and services that are appealing to customers). Finally, these leaders have access to low-cost capital and skilled labor in order to continue to grow their businesses.

After restructuring most of the Fund by the end of the September quarter, our holdings were comprised of many of the "who's who" in the fastest-growing and most important technology industries, such as: Cisco Systems, Inc. (data networking); COMPAQ Computer Corporation (personal computers); Intel Corporation (microprocessors); Lucent Technologies Inc. (telecommunications equipment); MCI WorldCom, Inc. (telecommunications); Microsoft Corporation (desktop operating system software); SAP AG (Systeme, Anwendungen, Produkte in der Datenverarbeitung) (enterprise resource planning software); SCI Systems, Inc. (contract manufacturing); and Sun Microsystems, Inc. (UNIX servers and workstations).

Because of our focus on technology leaders, we typically invest in large-capitalization stocks. Few of the Fund's holdings have market values of less than $2 billion, and the Fund's weighted average market capitalization was about $30.0 billion at September 30, 1998. Further, we expect to maintain a diversified portfolio with no more than 5% in any single equity at the time of purchase. In fact, the only stocks that accounted for 5% or more of the Fund's net assets on September 30, 1998 were Creative Technology Ltd., COMPAQ Computer Corporation and Seagate Technology, Inc., but we have been reducing their weights. In keeping with our strategy of diversification, we plan to reduce any position, regardless of how positively we view the company's outlook, if it were to appreciate to 7.5% of net assets. Also, the Fund's largest industry position was in semiconductors, which comprised over 35% of the Fund's net assets at September 30, 1998. We will reduce the overweighting in this industry at opportune times to at least the 25% industry limit under our diversification guidelines. (See page 1 of this report to shareholders for complete listings of the Fund's ten largest industries and ten largest holdings represented in the portfolio.)

Currently, the world's equity markets are the most volatile they have been in years, and technology stocks typically exaggerate the market's movements. Furthermore, we have only recently completed the portfolio's initial investment restructuring. However, we plan to hold core positions in technology leaders for an extended period, provided no radical changes occur in their fundamental outlooks. We may add to these positions on market dips, or we may reduce these holdings when they appreciate beyond what fundamentals dictate. Also, we intend to use a two-year price target for any investment. Over a reasonable investment horizon, we expect to adhere to a 100% annual turnover limit.

It is our intention to keep the Fund essentially fully invested at all times in an attempt to avoid market timing and focus primarily on long-term stock selection. At September 30, 1998, the Fund was 99.1% invested. Although our intent is to increase our foreign holdings in technology leaders around the world, we do not believe that valuations have been attractive enough to warrant purchase. Therefore, as of September 30, 1998, we were not significantly invested in companies that are not domiciled in the United States. Our only foreign holdings on September 30, 1998 were Creative Technology Ltd. (Singapore), ECI Telecommunications Limited (Israel) and SAP AG (Systeme, Anwendungen, Produkte in der Datenverarbeitung) (Germany). Combined, they accounted for 13% of the Fund's net assets at the close of the September quarter, with Creative Technology representing 11%. During the quarter, we had few investments in Japan or the Asia/Pacific region, essentially because of the negative macroeconomic conditions that bring a multitude of risks.

In addition to focusing on US companies, we are attracted to organizations that are less dependent on sales to regions in crisis. We will continue to seek companies that may be less affected by foreign competitors that are funded by undervalued currencies relative to the US dollar, and that may be in such poor financial condition that they may compete desperately and irrationally (for example, sell products below cost). Therefore, we will become overweighted in less cyclical, more domestically oriented software and computer service industries. Conversely, we will reduce our exposure in export-oriented, more cyclical hardware, semiconductor and semiconductor capital equipment industries.

Our long-term outlook for the technology sector remains positive, but we are cautious about the US equity market in the short term and on the fundamentals of many foreign companies. While we continue to be fully invested, our domestic focus was reflected in our overall portfolio allocation at September 30, 1998:
86.0% of net assets in US equities, 13.1% in foreign equities, and 0.9% in cash.

Despite some European companies' recent disappointing earnings results, we continue to find opportunities in Europe to be much more attractive than those in Asia. Our non-US investments are predominantly European companies with global franchises and limited reliance on Asian markets. We do not foresee any drastic change in the recent economic strength exhibited by Europe.

Also, we will continue to monitor opportunities in Japan, Taiwan and South Korea, all significant technology producers, but we are wary of the pace of recovery in Southeast Asia, Latin America, and other emerging markets and the prospects for meaningful economic reform in Japan. Over the long term, we anticipate some recovery in these markets, possibly as early as 1999.

Within the technology sector, we remained overweighted in industries that we believed are less reliant on the weak markets of Asia and Latin America, or have secular growth drivers that more than offset geographical weakness. We believe that selected software and computer service companies should continue to post strong, visible earnings in this environment. Contract manufacturers are riding the global wave of outsourcing and, as such, we believe that they will continue to exhibit above-trend earnings growth. In addition, these companies possess reasonable valuations. We plan to be underweighted in the shares of semiconductor, semiconductor equipment and disk drive companies as we wait for evidence that supply and demand in these sectors are balanced.


                                     2 & 3

                         MERRILL LYNCH TECHNOLOGY FUND, INC., SEPTEMBER 30, 1998

Our outlook for technology stocks in 1999 is more positive than for the balance of 1998, both in absolute terms and relative to the broader market. We continue to believe that a portfolio of technology leaders, trading at a market multiple but growing earnings many times faster, should produce superior returns for investors over the long term.

IN CONCLUSION

On October 21, 1998, the Fund's Board of Directors approved a plan of reorganization whereby Merrill Lynch Global Technology Fund, Inc. would acquire substantially all of the assets and assume substantially all of the liabilities of the Fund in exchange for newly issued shares of Merrill Lynch Global Technology Fund, Inc. The plan of reorganization is subject to shareholder approval. Merrill Lynch Global Technology Fund, Inc. is a registered, diversified, open-end management investment company. Both entities have a similar investment objective and are managed by Merrill Lynch Asset Management, L.P.

We thank you for your investment in Merrill Lynch Technology Fund, Inc., and we look forward to serving your investment needs in the months ahead.

Sincerely,


/s/ Arthur Zeikel

Arthur Zeikel
President


/s/ Paul G. Meeks

Paul G. Meeks
Portfolio Manager

November 11, 1998



PERFORMANCE DATA

ABOUT FUND PERFORMANCE

      Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing(SM) System, which offers four pricing alternatives:

- CLASS A SHARES incur a maximum initial sales charge (front-end load) of 5.25% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

- CLASS B SHARES are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately 8 years. (There is no initial sales charge for automatic share conversions.)

- CLASS C SHARES are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

- CLASS D SHARES incur a maximum initial sales charge of 5.25% and an account maintenance fee of 0.25% (but no distribution fee).

      None of the past results shown should be considered a representation of future performance. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.

AVERAGE ANNUAL TOTAL RETURN

                                              % RETURN WITHOUT    % RETURN WITH
CLASS A SHARES*                                 SALES CHARGE      SALES CHARGE**
================================================================================
Year Ended 9/30/98                                  -39.83%          -42.99%
--------------------------------------------------------------------------------
Five Years Ended 9/30/98                            + 2.92           + 1.82
--------------------------------------------------------------------------------
Inception (4/27/92) through 9/30/98                 +11.80           +10.86
--------------------------------------------------------------------------------

*     Maximum sales charge is 5.25%.

**    Assuming maximum sales charge.

                                                  % RETURN          % RETURN
CLASS B SHARES*                                  WITHOUT CDSC      WITH CDSC**
================================================================================
Year Ended 9/30/98                                  -40.32%          -42.71%
--------------------------------------------------------------------------------
Five Years Ended 9/30/98                            + 1.90           + 1.90
--------------------------------------------------------------------------------
Inception (4/27/92) through 9/30/98                 +10.66           +10.66
--------------------------------------------------------------------------------

* Maximum contingent deferred sales charge is 4% and is reduced to 0% after 4 years.

**    Assuming payment of applicable contingent deferred sales charge.

================================================================================
                                                  % RETURN          % RETURN
CLASS C SHARES*                                  WITHOUT CDSC      WITH CDSC**
================================================================================
Year Ended 9/30/98                                  -40.36%          -40.96%
--------------------------------------------------------------------------------
Inception (10/21/94) through 9/30/98                - 3.03           - 3.03
--------------------------------------------------------------------------------

* Maximum contingent deferred sales charge is 1% and is reduced to 0% after 1 year.

**    Assuming payment of applicable contingent deferred sales charge.

================================================================================
                                              % RETURN WITHOUT    % RETURN WITH
CLASS D SHARES*                                 SALES CHARGE      SALES CHARGE**
================================================================================
Year Ended 9/30/98                                  -39.86%          -43.02%
--------------------------------------------------------------------------------
Inception (10/21/94) through 9/30/98                - 2.25           - 3.58
--------------------------------------------------------------------------------

*     Maximum sales charge is 5.25%.

**    Assuming maximum sales charge.


RECENT PERFORMANCE RESULTS*

                                                   12 MONTH         3 MONTH      SINCE INCEPTION
                                                 TOTAL RETURN    TOTAL RETURN     TOTAL RETURN
================================================================================================
ML Technology Fund, Inc. Class A Shares             -39.83%         -11.78%          +104.77%
------------------------------------------------------------------------------------------------
ML Technology Fund, Inc. Class B Shares             -40.32          -11.90           + 91.79
------------------------------------------------------------------------------------------------
ML Technology Fund, Inc. Class C Shares             -40.36          -11.73           - 11.41
------------------------------------------------------------------------------------------------
ML Technology Fund, Inc. Class D Shares             -39.86          -11.62           -  8.58
================================================================================================

* Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. The Fund's inception periods are Class A & Class B Shares, from 4/27/92 to 9/30/98 and Class C & Class D Shares, from 10/21/94 to 9/30/98.


                                     4 & 5

                         MERRILL LYNCH TECHNOLOGY FUND, INC., SEPTEMBER 30, 1998

SCHEDULE OF INVESTMENTS (in US dollars)

                                          SHARES                                                              VALUE     PERCENT OF
COUNTRY        INDUSTRIES                  HELD                    STOCKS & WARRANTS            COST        (NOTE 1a)   NET ASSETS
==================================================================================================================================
GERMANY        SOFTWARE                    88,000   SAP AG (Systeme, Anwendungen, Produkte
                                                    in der Datenverarbeitung)(ADR)(b)       $  3,436,013  $  3,426,500        1.0%
               -------------------------------------------------------------------------------------------------------------------
                                                    TOTAL INVESTMENTS IN GERMANY               3,436,013     3,426,500        1.0
==================================================================================================================================
ISRAEL         TELECOMMUNICATION          141,000   ECI Telecommunications Limited             3,551,438     3,454,500        1.0
               EQUIPMENT
               -------------------------------------------------------------------------------------------------------------------
                                                    TOTAL INVESTMENTS IN ISRAEL                3,551,438     3,454,500        1.0
==================================================================================================================================
SINGAPORE      COMPUTER PERIPHERALS     4,216,950  +Creative Technology Ltd.                  57,832,135    37,952,550       11.1
               -------------------------------------------------------------------------------------------------------------------
                                                    TOTAL INVESTMENTS IN SINGAPORE            57,832,135    37,952,550       11.1
==================================================================================================================================
UNITED STATES  COMPONENTS                 234,000   General Cable Corporation                  3,593,257     4,329,000        1.3
               -------------------------------------------------------------------------------------------------------------------
               COMPUTER PERIPHERALS       700,000  +Seagate Technology, Inc.                  18,145,420    17,543,750        5.2
               -------------------------------------------------------------------------------------------------------------------
               COMPUTER SYSTEMS            79,000  +Sun Microsystems, Inc.                     3,219,250     3,935,188        1.2
               -------------------------------------------------------------------------------------------------------------------
               CONTRACT MANUFACTURERS     100,000  +Flextronics International Ltd.             3,657,035     3,525,000        1.0
                                          102,000  +Jabil Circuit, Inc.                        3,711,358     3,544,500        1.0
                                          123,000  +SCI Systems, Inc.                          3,446,342     3,313,313        1.0
                                          300,000  +Sanmina Corporation                        6,722,982     8,418,750        2.5
                                                                                            ------------  ------------      -----
                                                                                              17,537,717    18,801,563        5.5
               -------------------------------------------------------------------------------------------------------------------
               DATA COMMUNICATIONS         85,700  +Ascend Communications, Inc.                3,238,209     3,899,350        1.1
                                          270,000  +Cisco Systems, Inc.                       13,972,500    16,689,375        4.9
                                                                                            ------------  ------------      -----
                                                                                              17,210,709    20,588,725        6.0
               -------------------------------------------------------------------------------------------------------------------
               ELECTRONIC DESIGN          152,000  +Cadence Design Systems, Inc.               4,171,389     3,885,500        1.1
               AUTOMATION                 111,000  +Synopsys, Inc.                             4,072,312     3,697,688        1.1
                                                                                            ------------  ------------      -----
                                                                                               8,243,701     7,583,188        2.2
               -------------------------------------------------------------------------------------------------------------------
               MISCELLANEOUS                4,345   Iwerks Entertainment, Inc.
                                                    (Warrants)(a)                                      0             0        0.0
               -------------------------------------------------------------------------------------------------------------------
               PERSONAL COMPUTERS         550,000   COMPAQ Computer Corporation               17,627,775    17,393,750        5.1
                                          154,400  +Gateway 2000, Inc.                         7,201,451     8,048,100        2.4
                                                                                            ------------  ------------      -----
                                                                                              24,829,226    25,441,850        7.5
               -------------------------------------------------------------------------------------------------------------------
               SEMICONDUCTORS             410,000  +Altera Corporation                        17,405,003    14,375,625        4.2
                                          168,500   Intel Corporation                         14,467,550    14,448,875        4.2
                                          315,000   Linear Technology Corporation             21,232,812    15,750,000        4.6
                                          490,200  +Maxim Integrated Products, Inc.           17,907,450    13,664,325        4.0
                                          268,000  +Micron Technology, Inc.                    8,025,686     8,157,250        2.4
                                          432,800  +PMC-Sierra, Inc.                          15,271,647    13,633,200        4.0
                                          305,000   Texas Instruments Incorporated            15,462,557    16,088,750        4.7
                                          485,000  +Vitesse Semiconductor Corporation         11,322,068    11,397,500        3.4
                                          385,000  +Xilinx, Inc.                              16,672,978    13,450,937        4.0
                                                                                            ------------  ------------      -----
                                                                                             137,767,751   120,966,462       35.5
               -------------------------------------------------------------------------------------------------------------------
               SOFTWARE                   155,000   Autodesk, Inc.                             4,194,285     4,068,750        1.2
                                          210,700  +BMC Software, Inc.                         9,975,592    12,642,000        3.7
                                          149,000  +Microsoft Corporation                     12,821,035    16,399,312        4.8
                                           92,000  +Networks Associates, Inc.                  3,602,499     3,266,000        0.9
                                          176,000  +Symantec Corporation                       4,131,002     2,310,000        0.7
                                                                                            ------------  ------------      -----
                                                                                              34,724,413    38,686,062       11.3
               -------------------------------------------------------------------------------------------------------------------
               TECHNOLOGY SERVICES         65,000  +DST Systems, Inc.                          3,557,181     3,428,750        1.0
                                           76,000  +Keane, Inc.                                3,704,308     2,669,500        0.8
                                                                                            ------------  ------------      -----
                                                                                               7,261,489     6,098,250        1.8
               -------------------------------------------------------------------------------------------------------------------
               TELECOMMUNICATION          125,000  +ADC Telecommunications, Inc.               3,550,625     2,632,812        0.8
               EQUIPMENT                  227,000   Lucent Technologies Inc.                  16,336,253    15,677,187        4.6
                                           77,000  +Tellabs, Inc.                              3,613,810     3,065,563        0.9
                                           86,000  +Uniphase Corporation                       3,440,000     3,504,500        1.0
                                                                                            ------------  ------------      -----
                                                                                              26,940,688    24,880,062        7.3
               -------------------------------------------------------------------------------------------------------------------
               TELECOMMUNICATIONS          83,000  +MCI WorldCom, Inc.                         4,144,250     4,056,625        1.2
               -------------------------------------------------------------------------------------------------------------------
                                                    TOTAL INVESTMENTS IN THE UNITED STATES   303,617,871   292,910,725       86.0
==================================================================================================================================
                                                    TOTAL INVESTMENTS IN STOCKS & WARRANTS   368,437,457   337,744,275       99.1
==================================================================================================================================
SHORT-TERM                                 Face
SECURITIES                                Amount                      Issue
==================================================================================================================================
               COMMERCIAL              $5,628,000   General Motors Acceptance Corp., 5.88%
               PAPER*                               due 10/01/1998                             5,628,000     5,628,000        1.7
               -------------------------------------------------------------------------------------------------------------------
                                                    TOTAL INVESTMENTS IN SHORT-TERM
                                                    SECURITIES                                 5,628,000     5,628,000        1.7
==================================================================================================================================
               TOTAL INVESTMENTS                                                            $374,065,457   343,372,275      100.8
                                                                                            ============
               LIABILITIES IN EXCESS OF OTHER ASSETS                                                        (2,735,349)      (0.8)
                                                                                                          ------------      -----
               NET ASSETS                                                                                 $340,636,926      100.0%
                                                                                                          ============      =====
==================================================================================================================================

            (a) Warrants entitle the Company to purchase a predetermined number of shares of common stock and are non-income producing. The purchase price and number of shares are subject to adjustment under certain conditions until the expiration date.

            (b)   American Depositary Receipts (ADR).

            * Commercial Paper is traded on a discount basis; the interest rate shown reflects the discount rate paid at the time of purchase by the Company.

            +     Non-income producing security.

      See Notes to Financial Statements.


                                     6 & 7

                         Merrill Lynch Technology Fund, Inc., September 30, 1998

STATEMENT OF ASSETS AND LIABILITIES

                  AS OF SEPTEMBER 30, 1998
=================================================================================================================================
ASSETS:           Investments, at value (identified cost--$374,065,457) (Note 1a) ...................               $ 343,372,275
                  Receivables:
                    Capital shares sold .............................................................  $   469,176
                    Dividends .......................................................................        8,250        477,426
                                                                                                       -----------
                  Prepaid registration fees and other assets (Note 1f) ..............................                      17,757
                                                                                                                    -------------
                  Total assets ......................................................................                 343,867,458
                                                                                                                    -------------
=================================================================================================================================
LIABILITIES:      Payables:
                    Capital shares redeemed .........................................................    1,253,889
                    Custodian bank (Note 1h) ........................................................    1,209,095
                    Investment adviser (Note 2) .....................................................      287,066
                    Distributor (Note 2) ............................................................      148,686      2,898,736
                                                                                                       -----------
                  Accrued expenses and other liabilities ............................................                     331,796
                                                                                                                    -------------
                  Total liabilities .................................................................                   3,230,532
                                                                                                                    -------------
=================================================================================================================================
NET ASSETS:       Net assets ........................................................................               $ 340,636,926
                                                                                                                    =============
=================================================================================================================================
NET ASSETS        Class A Shares of Common Stock, $0.10 par value, 100,000,000 shares authorized ....               $   4,220,712
CONSIST OF:       Class B Shares of Common Stock, $0.10 par value, 300,000,000 shares authorized ....                   4,855,033
                  Class C Shares of Common Stock, $0.10 par value, 100,000,000 shares authorized ....                     257,908
                  Class D Shares of Common Stock, $0.10 par value, 300,000,000 shares authorized ....                     624,751
                  Paid-in capital in excess of par ..................................................                 531,660,385
                  Accumulated investment loss--net ..................................................                  (3,356,813)
                  Accumulated realized capital losses on investments and foreign currency
                  transactions--net (Note 5) ........................................................                (147,911,977)
                  Accumulated distributions in excess of realized capital gains on investments--net
                  (Note 1g)  ........................................................................                 (19,019,891)
                  Unrealized depreciation on investments--net .......................................                 (30,693,182)
                                                                                                                    -------------
                  Net assets ........................................................................               $ 340,636,926
                                                                                                                    =============
=================================================================================================================================
NET ASSET         Class A--Based on net assets of $148,645,908 and 42,207,121 shares outstanding ....               $        3.52
VALUE:                                                                                                              =============
                  Class B--Based on net assets of $161,608,329 and 48,550,329 shares outstanding ....               $        3.33
                                                                                                                    =============
                  Class C--Based on net assets of $8,525,015 and 2,579,080 shares outstanding .......               $        3.31
                                                                                                                    =============
                  Class D--Based on net assets of $21,857,674 and 6,247,508 shares outstanding ......               $        3.50
                                                                                                                    =============
=================================================================================================================================

                  See Notes to Financial Statements.

STATEMENT OF OPERATIONS

                  FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1998
=================================================================================================================================
INVESTMENT        Interest and discount earned ......................................................               $     976,544
INCOME            Dividends .........................................................................                     154,136
(NOTES 1d & 1e):                                                                                                    -------------
                  Total income ......................................................................                   1,130,680
                                                                                                                    -------------
=================================================================================================================================
EXPENSES:         Investment advisory fees (Note 2) .................................................  $ 2,257,240
                  Account maintenance and distribution fees--Class B (Note 2) .......................    1,127,750
                  Transfer agent fees--Class B (Note 2) .............................................      397,655
                  Transfer agent fees--Class A (Note 2) .............................................      286,831
                  Printing and shareholder reports ..................................................       69,371
                  Accounting services (Note 2) ......................................................       63,804
                  Account maintenance and distribution fees--Class C (Note 2) .......................       60,526
                  Transfer agent fees--Class D (Note 2) .............................................       44,033
                  Registration fees (Note 1f) .......................................................       39,764
                  Professional fees .................................................................       38,140
                  Account maintenance fees--Class D (Note 2) ........................................       35,657
                  Transfer agent fees--Class C (Note 2) .............................................       23,205
                  Directors' fees and expenses ......................................................       19,820
                  Custodian fees ....................................................................       17,792
                  Pricing fees ......................................................................          198
                  Other .............................................................................        5,707
                                                                                                       -----------
                  Total expenses ....................................................................                   4,487,493
                                                                                                                    -------------
                  Investment loss--net ..............................................................                  (3,356,813)
                                                                                                                    -------------
=================================================================================================================================
REALIZED &        Realized gain from investments--net ...............................................                  10,007,159
UNREALIZED GAIN   Change in unrealized appreciation/depreciation on investments and foreign
(LOSS) ON         currency transactions--net .......................................................                  (85,531,968)
INVESTMENTS &                                                                                                       -------------
FOREIGN CURRENCY  Net Decrease in Net Assets Resulting from Operations ..............................               $ (78,881,622)
TRANSACTIONS--                                                                                                      =============
NET NOTES 1b,
1c,1e & 3):
=================================================================================================================================

                  See Notes to Financial Statements.

                         MERRILL LYNCH TECHNOLOGY FUND, INC., SEPTEMBER 30, 1998

STATEMENTS OF CHANGES IN NET ASSETS

                                                                                                       FOR THE SIX       FOR THE
                                                                                                       MONTHS ENDED     YEAR ENDED
                       INCREASE (DECREASE) IN NET ASSETS:                                             SEPT. 30, 1998  MARCH 31, 1998
===================================================================================================================================
OPERATIONS:            Investment loss--net ........................................................  $  (3,356,813)  $  (9,711,420)
                       Realized gain (loss) on investments and foreign currency transactions--net ..     10,007,159    (157,919,266)
                       Change in unrealized appreciation/depreciation on investments and foreign
                       currency transactions--net ..................................................    (85,531,968)    201,840,096
                                                                                                      -------------   -------------
                       Net increase (decrease) in net assets resulting from operations .............    (78,881,622)     34,209,410
                                                                                                      -------------   -------------
===================================================================================================================================
DISTRIBUTIONS TO       Realized gain on investments--net:
SHAREHOLDERS             Class A ...................................................................             --     (44,407,215)
(NOTE 1g):               Class B ...................................................................             --     (72,911,047)
                         Class C ...................................................................             --      (3,812,765)
                         Class D ...................................................................             --      (7,217,791)
                       In excess of realized gain on investments--net:
                         Class A ...................................................................             --      (6,580,664)
                         Class B ...................................................................             --     (10,804,619)
                         Class C ...................................................................             --        (565,010)
                         Class D ...................................................................             --      (1,069,598)
                                                                                                      -------------   -------------
                       Net decrease in net assets resulting from distributions to shareholders .....             --    (147,368,709)
                                                                                                      -------------   -------------
===================================================================================================================================
CAPITAL SHARE          Net increase (decrease) in net assets derived from capital shares               (127,253,571)      7,796,208
TRANSACTIONS           transactions ................................................................  -------------   -------------
(NOTE 4):
===================================================================================================================================
NET ASSETS:            Total decrease in net assets ................................................   (206,135,193)   (105,363,091)
                       Beginning of period .........................................................    546,772,119     652,135,210
                                                                                                      -------------   -------------
                       End of period ...............................................................  $ 340,636,926   $ 546,772,119
                                                                                                      =============   =============
===================================================================================================================================

            See Notes to Financial Statements.

FINANCIAL HIGHLIGHTS

                                                                                        CLASS A**
                                                               ---------------------------------------------------------
                   THE FOLLOWING PER SHARE DATA AND RATIOS     FOR THE
                   HAVE BEEN DERIVED FROM INFORMATION         SIX MONTHS
                   PROVIDED IN THE FINANCIAL STATEMENTS.        ENDED               FOR THE YEAR ENDED MARCH 31,
                                                               SEPT. 30,    --------------------------------------------
                   INCREASE (DECREASE) IN NET ASSET VALUE:       1998         1998        1997        1996        1995
========================================================================================================================
PER SHARE          Net asset value, beginning of period .....  $   4.27     $   5.07    $   4.82    $   4.89    $   5.17
OPERATING                                                      --------     --------    --------    --------    --------
PERFORMANCE:       Investment income (loss)--net .............     (.02)        (.04)       (.03)       (.03)        .05
                   Realized and unrealized gain (loss) on
                   investments and foreign currency
                   transactions--net ........................      (.73)         .46         .72         .28         .11
                                                               --------     --------    --------    --------    --------
                   Total from investment operations .........      (.75)         .42         .69         .25         .16
                                                               --------     --------    --------    --------    --------
                   Less dividends and distributions:
                     Investment income--net .................        --           --          --          --        (.02)
                     In excess of investment income--net ....        --           --          --          --        (.01)
                     Realized gain on investments--net ......        --        (1.06)       (.44)       (.17)       (.05)
                     In excess of realized gain on
                     investments--net .......................        --         (.16)         --        (.15)       (.36)
                                                               --------     --------    --------    --------    --------
                   Total dividends and distributions ........        --        (1.22)       (.44)       (.32)       (.44)
                                                               --------     --------    --------    --------    --------
                   Net asset value, end of period ...........  $   3.52     $   4.27    $   5.07    $   4.82    $   4.89
                                                               ========     ========    ========    ========    ========
========================================================================================================================
TOTAL INVESTMENT   Based on net asset value per share .......    (17.56%)+      3.96%      14.60%       5.15%       2.86%
RETURN:***                                                     ========     ========    ========    ========    ========
========================================================================================================================
RATIOS TO AVERAGE  Expenses .................................      1.42%*       1.27%       1.30%       1.31%       1.33%
NET ASSETS:                                                    ========     ========    ========    ========    ========
                   Investment income (loss)--net ............      (.92%)*      (.82%)      (.63%)      (.62%)       .87%
                                                               ========     ========    ========    ========    ========
========================================================================================================================
SUPPLEMENTAL       Net assets, end of period (in thousands)..  $148,646     $211,443    $222,118    $246,909    $254,188
DATA:                                                          ========     ========    ========    ========    ========
                   Portfolio turnover .......................    102.21%      206.40%     176.51%     108.36%     175.57%
                                                               ========     ========    ========    ========    ========

                  *     Annualized.

                  **    Based on average shares outstanding.

                  *** Total investment returns exclude the effects of sales loads.

                  +     Aggregate total investment return.

                        See Notes to Financial Statements.

                         MERRILL LYNCH TECHNOLOGY FUND, INC., SEPTEMBER 30, 1998

                                                                                                   CLASS B**
                                                                       -----------------------------------------------------------
                    THE FOLLOWING PER SHARE DATA AND RATIOS            FOR THE
                    HAVE BEEN DERIVED FROM INFORMATION                SIX MONTHS
                    PROVIDED IN THE FINANCIAL STATEMENTS.               ENDED                 FOR THE YEAR ENDED MARCH 31,
                                                                       SEPT. 30,      -------------------------------------------
                    INCREASE (DECREASE) IN NET ASSET VALUE:              1998           1998        1997        1996       1995
=================================================================================================================================
PER SHARE           Net asset value, beginning of period ............. $   4.06       $   4.89    $   4.66    $   4.78   $   5.08
OPERATING                                                              --------       --------    --------    --------   --------
PERFORMANCE:        Investment loss--net .............................     (.04)          (.09)       (.08)       (.09)      (.01)
                    Realized and unrealized gain (loss) on investments
                    and foreign currency transactions--net ...........     (.69)           .46         .69         .29        .11
                                                                       --------       --------    --------    --------   --------
                    Total from investment operations .................     (.73)           .37         .61         .20        .10
                                                                       --------       --------    --------    --------   --------
                    Less dividends and distributions:
                      Investment income--net .........................       --             --          --          --        --+
                      In excess of investment income--net ............       --             --          --          --        --+
                      Realized gain on investments--net ..............       --          (1.05)       (.38)       (.17)      (.05)
                      In excess of realized gain on investments--net..       --           (.15)         --        (.15)      (.35)
                                                                       --------       --------    --------    --------   --------
                    Total dividends and distributions ................       --          (1.20)       (.38)       (.32)      (.40)
                                                                       --------       --------    --------    --------   --------
                    Net asset value, end of period ................... $   3.33       $   4.06    $   4.89    $   4.66   $   4.78
                                                                       ========       ========    ========    ========   ========
=================================================================================================================================
TOTAL INVESTMENT    Based on net asset value per share ...............   (17.98%)+++      3.09%      13.20%       4.21%      1.78%
RETURN:***                                                             ========       ========    ========    ========   ========
=================================================================================================================================
RATIOS TO AVERAGE   Expenses .........................................     2.46%*         2.31%       2.35%       2.34%      2.38%
NET ASSETS:                                                            ========       ========    ========    ========   ========
                    Investment loss--net .............................    (1.96%)*       (1.85%)     (1.66%)     (1.65%)     (.10%)
                                                                       ========       ========    ========    ========   ========
=================================================================================================================================
SUPPLEMENTAL        Net assets, end of period (in thousands) ......... $161,608       $285,193    $375,630    $553,819   $614,935
DATA:                                                                  ========       ========    ========    ========   ========
                    Portfolio turnover ...............................   102.21%        206.40%     176.51%     108.36%    175.57%
                                                                       ========       ========    ========    ========   ========
=================================================================================================================================

                                                                                                 CLASS C**
                                                                      ---------------------------------------------------------
                                                                      FOR THE                                           FOR THE
                    THE FOLLOWING PER SHARE DATA AND RATIOS             SIX                                             PERIOD
                    HAVE BEEN DERIVED FROM INFORMATION                 MONTHS                                           OCT. 21,
                    PROVIDED IN THE FINANCIAL STATEMENTS.              ENDED          FOR THE YEAR ENDED MARCH 31,     1994++ TO
                                                                      SEPT. 30,     --------------------------------   MARCH 31,
                    INCREASE (DECREASE) IN NET ASSET VALUE:             1998          1998        1997        1996       1995
===============================================================================================================================
PER SHARE          Net asset value, beginning of period ............. $   4.03      $   4.87    $   4.64    $   4.76   $   5.75
OPERATING                                                             --------      --------    --------    --------   --------
PERFORMANCE:       Investment loss--net .............................     (.04)         (.09)       (.08)       (.09)        --
                   Realized and unrealized gain (loss) on investments
                   and foreign currency transactions--net ...........     (.68)          .45         .68         .29       (.62)
                                                                      --------      --------    --------    --------   --------
                   Total from investment operations .................     (.72)          .36         .60         .20       (.62)
                                                                      --------      --------    --------    --------   --------
                   Less dividends and distributions:
                     Investment income--net .........................       --            --          --          --       (.02)
                     In excess of investment income--net ............       --            --          --          --       (.01)
                     Realized gain on investments--net ..............       --         (1.05)       (.37)       (.17)      (.04)
                     In excess of realized gain on investments--net..       --          (.15)         --        (.15)      (.30)
                                                                      --------      --------    --------    --------   --------
                   Total dividends and distributions ................       --         (1.20)       (.37)       (.32)      (.37)
                                                                      --------      --------    --------    --------   --------
                   Net asset value, end of period ................... $   3.31      $   4.03    $   4.87    $   4.64   $   4.76
                                                                      ========      ========    ========    ========   ========
================================================================================================================================
TOTAL INVESTMENT   Based on net asset value per share ...............   (17.87%)+++     2.87%      13.19%       4.22%    (11.11%)+++
RETURN:***                                                            ========      ========    ========    ========   ========
================================================================================================================================
RATIOS TO AVERAGE  Expenses .........................................     2.49%*        2.33%       2.37%       2.36%      2.59%*
NET ASSETS:                                                           ========      ========    ========    ========   ========
                   Investment loss--net .............................    (1.99%)*      (1.87%)     (1.68%)     (1.69%)     (.02%)*
                                                                      ========      ========    ========    ========   ========
================================================================================================================================
SUPPLEMENTAL       Net assets, end of period (in thousands) ......... $  8,525      $ 15,424    $ 19,015    $ 31,090   $ 23,259
DATA:                                                                 ========      ========    ========    ========   ========
                   Portfolio turnover ...............................   102.21%       206.40%     176.51%     108.36%    175.57%
                                                                      ========      ========    ========    ========   ========
================================================================================================================================

                  *     Annualized.

                  **    Based on average shares outstanding.

                  *** Total investment returns exclude the effects of sales loads.

                  +     Amount is less than $.01 per share.

                  ++    Commencement of operations.

                  +++   Aggregate total investment return.

                        See Notes to Financial Statements.

                         MERRILL LYNCH TECHNOLOGY FUND, INC., SEPTEMBER 30, 1998

FINANCIAL HIGHLIGHTS (concluded)


                                                                                              CLASS D**
                                                                ---------------------------------------------------------------
                                                                FOR THE                                                FOR THE
                    THE FOLLOWING PER SHARE DATA AND RATIOS       SIX                                                  PERIOD
                    HAVE BEEN DERIVED FROM INFORMATION           MONTHS                                                OCT. 21,
                    PROVIDED IN THE FINANCIAL STATEMENTS.        ENDED             FOR THE YEAR ENDED MARCH 31,        1994+ TO
                                                                SEPT. 30,       ----------------------------------     MARCH 31,
                    INCREASE (DECREASE) IN NET ASSET VALUE:       1998            1998        1997         1996         1995
===============================================================================================================================
PER SHARE          Net asset value, beginning of period ....... $    4.25      $    5.05    $    4.81    $    4.89    $    5.88
OPERATING                                                       ---------      ---------    ---------    ---------    ---------
PERFORMANCE:       Investment loss--net .......................      (.02)          (.05)        (.04)        (.05)        (.02)
                   Realized and unrealized gain (loss) on
                   investments and foreign currency
                   transactions--net ..........................      (.73)           .46          .71          .29         (.60)
                                                                ---------      ---------    ---------    ---------    ---------
                   Total from investment operations ...........      (.75)           .41          .67          .24         (.62)
                                                                ---------      ---------    ---------    ---------    ---------
                   Less dividends and distributions:
                     Investment income--net ...................        --             --           --           --         (.02)
                     In excess of investment income--net ......        --             --           --           --         (.01)
                     Realized gain on investments--net ........        --          (1.05)        (.43)        (.17)        (.04)
                     In excess of realized gain on
                     investments--net .........................        --           (.16)          --         (.15)        (.30)
                                                                ---------      ---------    ---------    ---------    ---------
                   Total dividends and distributions ..........        --          (1.21)        (.43)        (.32)        (.37)
                                                                ---------      ---------    ---------    ---------    ---------
                   Net asset value, end of period ............. $    3.50      $    4.25    $    5.05    $    4.81    $    4.89
                                                                =========      =========    =========    =========    =========
===============================================================================================================================
TOTAL INVESTMENT   Based on net asset value per share .........    (17.65%)+++      3.90%       14.09%        4.94%      (10.76%)+++
RETURN:***                                                      =========      =========    =========    =========    =========

===============================================================================================================================
RATIOS TO AVERAGE  Expenses ...................................      1.67%*         1.52%        1.55%        1.56%        1.80%*
NET ASSETS:                                                     =========      =========    =========    =========    =========
                   Investment loss--net .......................     (1.18%)*       (1.07%)      (.88%)        (.89%)       (.81%)*
                                                                =========      =========    =========    =========    =========
===============================================================================================================================
SUPPLEMENTAL       Net assets, end of period (in thousands) ... $  21,858      $  34,712    $  35,372    $  43,858    $  32,646
DATA:                                                           =========      =========    =========    =========    =========
                   Portfolio turnover .........................    102.21%        206.40%      176.51%      108.36%      175.57%
                                                                =========      =========    =========    =========    =========
===============================================================================================================================

                  *     Annualized.

                  **    Based on average shares outstanding.

                  *** Total investment returns exclude the effects of sales loads.

                  +     Commencement of operations.

                  +++   Aggregate total investment return.

                        See Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Technology Fund, Inc. (the "Company") is registered under the Investment Company Act of 1940 as a non-diversified, open-end management investment company. These unaudited financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal recurring nature. The Company offers four classes of shares under the Merrill Lynch Select Pricing(SM) System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation, and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Company.

(a) Valuation of securities--Portfolio securities which are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Securities which are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market quotations are not readily available are valued at their fair value as determined in good faith by or under the direction of the Company's Board of Directors.

(b) Derivative financial instruments--The Company may engage in various portfolio strategies to seek to increase its return by hedging its portfolio against adverse movements in the equity, debt and currency markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Financial futures contracts--The Company may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Company deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Company agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Company as unrealized gains or losses. When the contract is closed, the Company records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

- Options--The Company is authorized to write and purchase covered call and purchase put options. When the Company writes an option, an amount equal to the premium received by the Company is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written.

When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to

                         MERRILL LYNCH TECHNOLOGY FUND, INC., SEPTEMBER 30, 1998

(or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Company enters into a closing transaction), the Company realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

- Forward foreign exchange contracts--The Company is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. Such contracts are not entered on the Company's records. However, the effect on operations is recorded from the date the Company enters into such contracts. Premium or discount is amortized over the life of the contracts.

- Foreign currency options and futures--The Company may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-US dollar denominated securities owned by the Company, sold by the Company but not yet delivered, or committed or anticipated to be purchased by the Company.

(c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into US dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(d) Income taxes--It is the Company's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends, and capital gains at various rates.

(e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Company has determined the ex-dividend date. Interest income (including amortization of discount) is recognized on the accrual basis. Realized gains and losses on security transactions are determined on the identified cost basis.

(f) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(g) Dividends and distributions to shareholders--Dividends and distributions paid by the Company are recorded on the ex-dividend dates. Distributions in excess of realized capital gains are due primarily to differing tax treatments for futures transactions and post-October losses.

(h) Custodian bank--The Fund recorded an amount payable to the Custodian Bank resulting from a timing difference of security transaction settlements.

2. INVESTMENT ADVISORY AGREEMENT AND TRANSACTIONS WITH AFFILIATES:

The Company has entered into an Investment Advisory Agreement with Merrill Lynch Asset Management, L.P. ("MLAM"). The general partner of MLAM is Princeton Services, Inc. ("PSI"), an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Company has entered into a Distribution Agreement and Distribution Plans with Merrill Lynch Funds Distributor ("MLFD" or "Distributor"), a division of Princeton Funds Distributor, Inc. ("PFD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

MLAM is responsible for the management of the Company's portfolio and provides the administrative services necessary for the operation of the Company. As compensation for its services to the Company, MLAM receives monthly compensation at the annual rate of 1.0% of the average daily net assets of the Company.

Pursuant to the Distribution Plans adopted by the Company, in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Company pays the Distributor an ongoing account maintenance fee and distribution fee. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

--------------------------------------------------------------------------------
                                                   ACCOUNT        DISTRIBUTION
                                               MAINTENANCE FEE        FEE
--------------------------------------------------------------------------------
Class B ..................................          0.25%             0.75%
Class C ..................................          0.25%             0.75%
Class D ..................................          0.25%               --
--------------------------------------------------------------------------------

Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Inc. ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Company. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the six months ended September 30, 1998, MLFD earned underwriting discounts and direct commissions and MLPF&S earned dealer concessions on sales of the Company's Class A and Class D Shares as follows:

--------------------------------------------------------------------------------
                                                    MLFD           MLPF&S
--------------------------------------------------------------------------------
Class A ..................................          $332           $ 4,361
Class D ..................................          $905           $12,341
--------------------------------------------------------------------------------

For the six months ended September 30, 1998, MLPF&S received contingent deferred sales charges of $404,920 and $5,523 relating to transactions in Class B and Class C Shares, respectively. Furthermore, MLPF&S received contingent deferred sales charges of $100,994 relating to transactions subject to front-end sales charge waivers in Class A Shares.

In addition, MLPF&S received $14,040 in commissions on the execution of portfolio security transactions for the Company for the six months ended September 30, 1998.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Company's transfer agent.

Accounting services are provided to the Company by MLAM at cost.

Certain officers and/or directors of the Company are officers and/or directors of MLAM, PSI, FDS, PFD, and/or ML & Co.

3. INVESTMENTS:

Purchases and sales of investments, excluding short-term securities, for the six months ended September 30, 1998 were $428,530,554 and $550,665,679, respectively.

Net realized gains (losses) for the six months ended September 30, 1998 and net unrealized losses as of September 30, 1998 were as follows:

--------------------------------------------------------------------------------
                                             REALIZED          UNREALIZED
                                           GAINS (LOSSES)        LOSSES
--------------------------------------------------------------------------------
Long-term investments ....................   $10,007,392      $(30,693,182)
Short-term investments ...................          (233)               --
                                             -----------      ------------
Total ....................................   $10,007,159      $(30,693,182)
                                             ===========      ============
--------------------------------------------------------------------------------

As of September 30, 1998, net unrealized depreciation for Federal income tax purposes aggregated $30,693,182, of which $14,514,489 related to appreciated securities and $45,207,671 related to depreciated securities. The aggregate cost of investments at September 30, 1998 for Federal income tax purposes was $374,065,457.

4. CAPITAL SHARE TRANSACTIONS:

Net increase (decrease) in net assets derived from capital share transactions was $(127,253,571) and $7,796,208 for the six months ended September 30, 1998 and for the year ended March 31, 1998, respectively.

Transactions in capital shares for each class were as follows:

--------------------------------------------------------------------------------
CLASS A SHARES FOR THE SIX MONTHS                                DOLLAR
ENDED SEPTEMBER 30, 1998                        SHARES           AMOUNT
--------------------------------------------------------------------------------
Shares sold ..............................     5,940,283      $ 24,610,677
Shares redeemed ..........................   (13,247,132)      (54,479,234)
                                             -----------      ------------
Net decrease .............................    (7,306,849)     $(29,868,557)
                                             ===========      ============
--------------------------------------------------------------------------------


                                                                         16 & 17

                         MERRILL LYNCH TECHNOLOGY FUND, INC., SEPTEMBER 30, 1998

NOTES TO FINANCIAL STATEMENTS (concluded)

--------------------------------------------------------------------------------
CLASS A SHARES FOR THE YEAR                                      DOLLAR
ENDED MARCH 31, 1998                            SHARES           AMOUNT
--------------------------------------------------------------------------------
Shares sold ..............................    14,964,900      $ 71,410,844
Shares issued to shareholders
in reinvestment of distributions .........     8,838,083        45,869,650
                                             -----------      ------------
Total issued .............................    23,802,983       117,280,494
Shares redeemed ..........................   (18,121,971)      (89,086,567)
                                             -----------      ------------
Net increase .............................     5,681,012      $ 28,193,927
                                             ===========      ============
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CLASS B SHARES FOR THE SIX MONTHS                                DOLLAR
ENDED SEPTEMBER 30, 1998                        SHARES           AMOUNT
--------------------------------------------------------------------------------
Shares sold ..............................     5,348,529      $ 20,270,477
Shares redeemed ..........................   (26,502,756)     (102,569,811)
Automatic conversion of shares ...........      (583,617)       (2,228,841)
                                             -----------      ------------
Net decrease ............................    (21,737,844)     $(84,528,175)
                                             ===========      ============
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CLASS B SHARES FOR THE YEAR                                      DOLLAR
ENDED MARCH 31, 1998                            SHARES           AMOUNT
--------------------------------------------------------------------------------
Shares sold ..............................    19,604,583      $ 91,957,240
Shares issued to shareholders
in reinvestment of distributions .........    14,953,197        74,317,386
                                             -----------      ------------
Total issued .............................    34,557,780       166,274,626
Shares redeemed ..........................   (40,126,849)     (188,834,322)
Automatic conversion of shares ...........      (898,029)       (4,025,429)
                                             -----------      ------------
Net decrease .............................    (6,467,098)     $(26,585,125)
                                             ===========      ============
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CLASS C SHARES FOR THE SIX MONTHS                                DOLLAR
ENDED SEPTEMBER 30, 1998                        SHARES           AMOUNT
--------------------------------------------------------------------------------
Shares sold ..............................       504,064      $  1,809,903
Shares redeemed ..........................    (1,752,561)       (6,621,068)
                                             -----------      ------------
Net decrease .............................    (1,248,497)     $ (4,811,165)
                                             ===========      ============
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CLASS C SHARES FOR THE YEAR                                      DOLLAR
ENDED MARCH 31, 1998                            SHARES           AMOUNT
--------------------------------------------------------------------------------
Shares sold ..............................     2,933,295      $ 13,806,155
Shares issued to shareholders
in reinvestment of distributions .........       764,385         3,776,060
                                             -----------      ------------
Total issued .............................     3,697,680        17,582,215
Shares redeemed ..........................    (3,776,280)      (17,726,568)
                                             -----------      ------------
Net decrease .............................       (78,600)     $   (144,353)
                                             ===========      ============
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CLASS D SHARES FOR THE SIX MONTHS                                DOLLAR
ENDED SEPTEMBER 30, 1998                        SHARES           AMOUNT
--------------------------------------------------------------------------------
Shares sold ..............................       920,212      $  3,587,235
Automatic conversion of shares ...........       556,501         2,228,841
                                             -----------      ------------
Total issued .............................     1,476,713         5,816,076
Shares redeemed ..........................    (3,401,818)      (13,861,750)
                                             -----------      ------------
Net decrease .............................    (1,925,105)     $ (8,045,674)
                                             ===========      ============
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CLASS D SHARES FOR THE YEAR                                      DOLLAR
ENDED MARCH 31, 1998                            SHARES           AMOUNT
--------------------------------------------------------------------------------
Shares sold ..............................     4,505,104      $ 21,202,799
Automatic conversion of shares ...........       861,473         4,025,429
Shares issued to shareholders
in reinvestment of distributions .........     1,452,639         7,510,141
                                             -----------      ------------
Total issued .............................     6,819,216        32,738,369
Shares redeemed ..........................    (5,645,964)      (26,406,610)
                                             -----------      ------------
Net increase .............................     1,173,252      $  6,331,759
                                             ===========      ============
--------------------------------------------------------------------------------

5. CAPITAL LOSS CARRYFORWARD:

At March 31, 1998, the Fund had a net capital loss carryforward of approximately $60,435,000, all of which expires in 2006. This amount will be available to offset like amounts of any future taxable gains.

6. REORGANIZATION PLAN:

On October 21, 1998, the Company's Board of Directors approved a plan of reorganization whereby Merrill Lynch Global Technology Fund, Inc. would acquire substantially all of the assets and liabilities of the Company in exchange for newly issued shares of Merrill Lynch Global Technology Fund, Inc. The plan of reorganization is subject to approval by the Company's shareholders. Merrill Lynch Global Technology Fund, Inc. is a registered, diversified, open-end management investment company. Both entities have a similar investment objective and are managed by MLAM.

PORTFOLIO CHANGES

For the Quarter Ended September 30, 1998

ADDITIONS

 ADC Telecommunications, Inc.
 Autodesk, Inc.
 Cadence Design Systems, Inc.
*Ciena Corporation
 COMPAQ Computer Corporation
 DST Systems, Inc.
*EBay, Inc.
 ECI Telecommunications Limited
 Flextronics International Ltd.
 General Cable Corporation
 Intel Corporation
 Jabil Circuit, Inc.
 Keane, Inc.
 Linear Technology Corporation
 MCI WorldCom, Inc.
 Networks Associates, Inc.
 SAP AG (Systeme, Anwendungen, Produkte in der Datenverarbeitung) (ADR) SCI Systems, Inc.
 Sanmina Corporation
 Sun Microsystems, Inc.
 Symantec Corporation
 Synopsys, Inc.
 Tellabs, Inc.
 Uniphase Corporation

DELETIONS

 Ade Corporation
 America Online, Inc.
 Applied Micro Circuits Corporation
 Aspec Technology Inc.
 Broadcom Corporation (Class A)
*Ciena Corporation
 Computer Associates International, Inc.
*EBay, Inc.
 Iwerks Entertainment, Inc.
 Level One Communications, Inc.
 Quantum Corporation

* Added and deleted in the same quarter.

OFFICERS AND DIRECTORS

Arthur Zeikel, President and Director
Donald Cecil, Director
Edward H. Meyer, Director
Charles C. Reilly, Director
Richard R. West, Director
Edward D. Zinbarg, Director
Terry K. Glenn, Executive Vice President
Norman R. Harvey, Senior Vice President
Donald C. Burke, Vice President
Gerald M. Richard, Treasurer
Philip M. Mandel, Secretary

CUSTODIAN

The Chase Manhattan Bank
Global Securities Services
4 Chase MetroTech Center, 18th Floor
Brooklyn, NY 11245

TRANSFER AGENT

Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863

                                  MERRILL LYNCH
                                   TECHNOLOGY
                                   FUND, INC.


                              [GRAPHIC OF COMPASS]


                                    STRATEGIC
                                   Performance


                                                              Semi-Annual Report
                                                              September 30, 1998


This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Company unless accompanied or preceded by the Company's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.




MERRILL LYNCH
TECHNOLOGY FUND, INC.
BOX 9011
PRINCETON, NJ
08543-9011                                                          #16091--9/98

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